Exhibit 99.1

Decarbonization Plus Acquisition Corporation III Announces Receipt of Filing Delinquency Letter from Nasdaq

MENLO PARK— June 4, 2021— Decarbonization Plus Acquisition Corporation III (the “Company”) announced today that it received a letter (the “Letter”) from the Listing Qualifications Department of Nasdaq on May 28, 2021 stating that the Company was not in compliance with Nasdaq Listing Rule 5250(c) due to its failure to timely file its Quarterly Report on Form 10-Q for the period ended March 31, 2021 (the “Filing”).

As the Company reported in its Form 12b-25 filed on May 18, 2021 with the SEC, on April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC (the “SEC Staff”) issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” (the “SEC Staff Statement”). The SEC Staff Statement, among other things, highlighted the potential accounting implications of certain terms that are common in warrants issued in connection with the initial public offerings of special purpose acquisition companies such as the Company. Given the scope of the process for determining the appropriate treatment of its warrants in accordance with the SEC Staff Statement, the Company was unable to complete and file the Quarterly Report by the required due date.

The Company completed the Filing on June 4, 2021 and has regained compliance with the Nasdaq Listing Rules.

About Decarbonization Plus Acquisition Corporation III

Decarbonization Plus Acquisition Corporation III is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with a target whose principal effort is developing and advancing a platform that decarbonizes the most carbon-intensive sectors. These include the energy and agriculture, industrials, transportation and commercial and residential sectors. The Company is sponsored by Decarbonization Plus Acquisition Sponsor III LLC, which is an affiliate of Riverstone Holdings LLC, and represents a further expansion of Riverstone's 15-year franchise in low-carbon investments, having established industry leading, scaled companies with more than US $5 billion of equity invested in renewables.

Contacts

Investors:

Peter Haskopoulos, Chief Financial Officer

Email: phaskopoulos@riverstonellc.com

Phone: 212-271-6247

Media:

Daniel Yunger / Jeffrey Taufield

Kekst CNC

daniel.yunger@kekstcnc.com / jeffrey.taufield@kekstcnc.com